Exhibit 99.1

                WEBSTER COMPLETES ACQUISITION OF EAGLE FINANCIAL

WATERBURY, Conn., April 15, 1998 -- Webster Financial Corporation (Nasdaq:
WBST), holding company for Webster Bank, today completed its acquisition of Eagle Financial Corporation, the holding company for Bristol, Conn.-based Eagle Bank. Shareholders of both companies approved the merger agreement earlier this month.

This merger was announced in October 1997 and approval was granted in February from the federal Office of Thrift Supervision.

                                    * * *

Webster Financial Corporation, headquartered in Waterbury, Conn., is the holding company for Webster Bank, which was founded in 1935 and is a leading Connecticut-based financial institution. Webster delivers consumer banking, commercial banking, mortgage, and trust and investment management services to individuals, families and businesses.

Webster Bank currently has the second-largest deposit market share in Hartford and New Haven counties and the leading deposit share in Litchfield County. Webster has approximately $9.1 billion in assets and operates through a network of 110 banking offices, three commercial banking centers, six trust offices and more than 160 ATMs, in addition to telephone banking, video banking and PC banking.

Webster is also the second-largest mortgage lender in Connecticut and a leading, full-service commercial lender. Webster Trust, the bank's trust and investment management subsidiary, is the second-largest bank trust company based in Connecticut.